Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

June 13, 2007

Brooks W. Wise Joins Mission Community Bank

(San Luis Obispo, CA) –Anita M. Robinson, President and Chief Executive Officer of Mission Community Bancorp (OTCBB: MISS) and Chief Executive Officer of Mission Community Bank, announced today that Brooks W. Wise has been named President of Mission Community Bank.   Mr. Wise has also agreed to serve as a member of the Board of Directors of both the Bank and Bancorp.

Mr. Wise has twenty-four years of business banking and business development experience, serving for the last 11 years with Union Bank of California, most recently as that bank’s Regional Vice President, Los Angeles Business Banking (with responsibilities covering Los Angeles, Santa Barbara, San Luis Obispo and Ventura Counties) where he oversaw that bank’s marketing, relationship managers and business banking clients.

 “We are delighted to have Brooks join us as President of the Bank,” Ms. Robinson said, who will continue as CEO of the Bank.  “He brings with him a strong background in commercial banking, business development, and customer service which will enable Mission Community Bank to bring its commercial banking activities to a wider customer base.  His history of success as Senior Vice President of Union Bank’s business banking activities from LA to San Luis Obispo should lend substantial strength to the expansion plan for the Bank that we are charged with leading.” Mr. Wise will initially be based in the City of Santa Maria, where Mission Community Bank will establish a loan production office in the near future.   Mr. Wise is expected to join the Bank on June 18.

“I am very pleased to join the bank as its President,” Mr. Wise said.  “The foundation that has been laid over the last ten years equips us well for further expansion and growth.  I appreciate the confidence that Anita and the Board have shown in me and look forward to contributing to future success for our customers and shareholders.”

Mission Community Bank is a locally owned and operated community bank with offices in Arroyo Grande, San Luis Obispo, Paso Robles and a Business Banking Center in San Luis Obispo.  The bank has received several awards for its success in meeting community needs in small business lending and development banking services, has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities, and is an SBA Preferred Lender.  For more information, visit www.MissionCommunityBank.com.

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For more information, please contact
Kevin Moon, Marketing Director at (805) 597-6197
or kmoon@MissionCommunityBank.com